                                                              Exhibit 10.6.8.1

                   AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

     This AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT ("Amendment") is made this 17th day of November, 1999, by and between Thomas R. Howley ("Employee") and Panera Bread Company (formerly known as Au Bon Pain, Co., Inc.), a Delaware Corporation with a principle place of business in Boston, Massachusetts (the "Company").

     WHEREAS, the Company and Employee wish to amend the Executive Employment Agreement between the Employee and the Company dated December 13, 1996 ("Agreement"); and

     WHEREAS, Employee desires to provide further services to the Company in accordance with the terms, conditions and provisions of this Amendment and the Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Employee hereby agree as follows:

1. DEFINITIONS. For all purposes of this Amendment, the terms and definitions herein shall have the same meanings specified in Section 1 of the Agreement, unless the context clearly requires otherwise.

2. OPTIONS. All of Employee's nonqualified stock options held on May 15, 1999, the effective date of the sale of the Company's Au Bon Pain division to an affiliate of Bruckmann, Rosser, Sherrill & Co., Inc. (the "Options"), shall be vested and immediately exercisable, subject to approval of the Company's Board of Directors, if not done already, which approval shall be sought as soon as reasonably practicable. The Options are listed on EXHIBIT "A" to this Agreement. If Employee is still employed at the Company at the end of the exercise period of the Options, the Company will make best efforts to replace the Options with new options priced at the Price/Share the Options as shown in Exhibit A were exercised at. The foregoing notwithstanding, Employee will be eligible to participate in the Company's incentive stock option program, subject to necessary corporate approvals.

3. BASE SALARY. Effective July 1, 1999, Employee's base salary shall be at the rate of One Hundred Fifty Thousand Dollars ($150,000) annualized. Base Salary does not include any bonus, incentive compensation, car allowance, or other employee benefits, as set forth in the Agreement.

4. BONUS, CAR ALLOWANCE AND EMPLOYEE BENEFITS. Employee will be eligible for participation in the Company's performance bonus compensation program as may be provided from time to time generally by the Company to its employees and pursuant to the Agreement. Employee will continue to receive an annual car allowance of Five Thousand Dollars ($5,000) payable in weekly installments and shall receive such other benefits as may be provided from time to time generally by the Company to its employees and pursuant to the Agreement.

5. SEVERANCE. The Company may terminate Employee's employment with the Company effective as of the date specified by not less than thirty (30) days' written notice to Employee. Employee may terminate his employment with the Company effective as of the date specified by not less than one hundred eighty (180) days' written notice (the "Employee's Notice Period") to the Company. During the Employee's Notice Period, Employee agrees to work full time and to use his best efforts to assist the Company in the transition.

     a. TERMINATION AT THE COMPANY'S ELECTION. In the event that the Company terminates Employee's employment, without Cause, the Company shall pay Employee Severance for fifty-two (52) weeks, calculated as of the effective date of Employee's termination. Without limitation of the Company's obligation to pay Severance for fifty-two (52) weeks as described above, the Company may, in its sole discretion, shorten or eliminate the notice period contained in the Company's notice of termination, and terminate Employee's employment at an earlier date. Employee may be asked to work full time, at the Company's prerogative, during the first six months (26 weeks) of the severance period.

     b. TERMINATION AT EMPLOYEE'S ELECTION. In the event that Employee resigns (including, without limitation any resignation given under Section 7 below), he shall not be entitled to any Severance and, the obligations of the Company under the Amendment shall terminate. The Company may, in its sole discretion, shorten or eliminate the notice period contained in Employee's notice of termination, and terminate Employee's employment at an earlier date. Provided, however, that in the event the Company shortens or eliminates the Employee's Notice Period, the Company shall pay Employee compensation in lieu of notice equal to the balance he would have received during Employee's Notice Period, plus car allowance

     c. MITIGATION BY EMPLOYMENT. By way of confirmation and not limitation or modification of the terms contained in the Agreement regarding Severance, Employee acknowledges that Severance shall be reduced dollar for dollar by any compensation and benefits Employee receives or earns during the Severance period from any source other than the Company, including, without limitation, salary, employee benefits, consulting fees, income from self employment or otherwise.

     d. COMPETITIVE ENTITY. Employee acknowledges and agrees that the term "competitive entity" as used in the Agreement shall be deemed to include,


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

     without limitation, ABP Corporation and its parent, subsidiaries, franchisees, affiliates, successors or assigns.

6. GENERAL COUNSEL AND VICE PRESIDENT OF CONSTRUCTION RESPONSIBILITIES. Although Employee's duties and responsibilities may change from time to time in the discretion of the Company, it is expected that Employee will provide leadership on business, legal, construction, development, and cultural issues, and participate in strategic business discussions as a member of Leavening Team or other executive committee with President, CFO, Chief Retail Operating Officer and other Vice Presidents.

     IN WITNESS WHEREOF, the parties to this Amendment have executed this

                      [SIGNATURE PAGE IMMEDIATELY FOLLOWS]


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

Amendment under seal, as of the date first above written.

PANERA BREAD COMPANY

By:/s/Ronald M. Shaich                      Date: NOVEMBER 17, 1999
   ----------------------------                   -----------------


THOMAS R.HOWLEY

/s/THOMAS R. HOWLEY                         Date: NOVEMBER 17, 1999
-------------------------------                   -----------------


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

                                   EXHIBIT "A"

                         OPTIONS HELD AS OF MAY 15, 1999

         OPTION       OPTION
         NUMBER       DATE         PLAN/TYPE    SHARES    PRICE/SHARE

         001167      11/02/92      1992/NQ       5,284       $   7.25
         001168      02/23/93      1992/NQ       3,154       $   7.25
         001169      06/01/94      1992/NQ       3,378       $   7.25
         020114      06/01/95      1992/NQ       4,056       $   7.25
         020218      05/31/96      1992/NQ       4,423       $   8.73
         020563      06/12/97      1992/NQ       5,000       $   7.50
         020606      06/25/98      1992/NQ       7,000       $  10.94


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